For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2012 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

ANNOUNCES SIGNING OF LETTER AGREEMENT TO SELL ITS DANIELS COUNTY, MONTANA LEASEHOLD INTERESTS FOR $3.68 MILLION

ANNOUNCES INITIAL PRODUCTION RATE OF 1,533 BOE/D FROM THE SKORPIL 11-2 #1H WELL

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – May 10, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today reported its first quarter 2012 highlights, selected financial results for the quarter ended March 31, 2012, and provides an operational update.

Selected Highlights for the First Quarter of 2012

Financial and Operational Results

•	Recognized $8.3 million in revenue during the quarter ended March 31, 2012, compared to revenues of $6.7 million during the quarter ended March 31, 2011, a 24% increase.

•	Produced 112,036 BOE during the quarter, or 1,231 BOE/D from 45 gross (13.65 net) producing wells at March 31, 2012.

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During the three months ended March 31, 2012, we received an average of $2.8 million per month from our producing wells with an average operating cost of $431,000 per month (excluding workover costs), and production taxes of $294,000 before non-cash depletion expense, for an average cash flow of $2.1 million per month from oil and gas production.

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On April 10, 2012 the commitment amount for our senior credit facility with Wells Fargo, NA increased to $100 million (from $75 million) and the borrowing base increased to $30 million (from $28 million).  At March 31, 2012 we did not have any borrowings under this facility; however on May 1, 2012 the Company borrowed $5.0 million to fund our drilling programs.

•	At March 31, 2012, the Company had $7.8 million in cash and cash equivalents on hand. Working capital (current assets minus current liabilities) was $11.8 million.

•	During the quarter ended March 31, 2012 we recorded a net loss after taxes of $381,000 as compared to a net loss after taxes of $2.2 million during the same period of 2011.

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In January 2012, the Company sold an undivided 75% of its undeveloped acres in its Yellowstone and SE HR Zavanna leasehold interests for $16.7 million and $1.4 million in reimbursed well costs.  The Company retained the remaining 25% interest in the undeveloped acreage and its original working interest and production in ten gross (2.3 net) wells.

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The Kalil 25-36 #2H (infill) well was completed with 36 fracture stimulation stages and had an early 24-hour flow back rate of 1,869 BOE/D.  The Company has an approximate 27% working interest ("WI") and a 21% net revenue interest ("NRI") in this well.

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The Lloyd 34-3 #2H (infill) well was completed with 38 fracture stimulation stages and had an early 24-hour flow back rate of 4,300 BOE/D.  The Company has an approximate 14% WI and an 11% NRI in this well.  This is the highest initial production rate reported in a Company participated well in the Williston Basin program to date.

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The Wang 10-3 #1H well was fracture stimulated with 35 stages and had an early 24-hour flow back rate of 2,208 BOE/D on a 36/64” restricted choke during drillout of the plugs.  The Company has an approximate 18% WI and 14% NRI in this well.

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The Crescent Farms 7-6 #1H well was fracture stimulated with 35 stages and had an early 24-hour flow back rate of 2,437 BOE/D on a 36/64” restricted choke during drillout of the plugs.  The Company has an approximate 27% WI and 21% NRI in this well.  The Crescent Farms well represents the highest reported IP rate for a Zavanna drilling program well to date.

2012 Capital Budget

Under our revised $43.3 million capital expenditures budget for 2012, we spent approximately $12.4 million to fund our 2012 oil and gas drilling programs during the quarter ended March 31, 2012.

Funds allocated to our drilling programs are contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or does not progress as quickly as projected, funds allocated for those drilling programs may be allocated to other drilling initiatives in due course.

Daniels County, Montana Leasehold Interest Sale

On May 9, 2012, the Company signed a Letter Agreement to sell an undivided 87.5% of its acreage in Daniels County, Montana to a third party for $3.68 million.  The agreement is conditioned upon execution of a mutually acceptable Purchase and Sale Agreement and will be effective on June 1, 2012.  Under the terms of the agreement, the Company will retain a 12.5% working interest in the acreage and reserved overriding royalty interests (“ORRI”) in excess of 81%.  The purchaser will also commit to drill a vertical test well to depths sufficient to core the Bakken and Three Forks formations on or before December 31, 2015.  The Company will deliver an 80% NRI to the purchaser and a 1% ORRI to a land broker.  The Company will also pay the land broker a 10% commission for the cash consideration paid by the purchaser.

Initial Production Rate of Skorpil 11-2 #1H Well

The Skorpil 11-2 #1H has also been fracture stimulated with 35 stages and had an early 24-hour flow back rate of 1,533 BOE/D on a 36/64" restricted choke during drillout of the plugs.  The initial production rate consisted of approximately 1,416 barrels of oil and 702 MCF of natural gas.  The Company has an approximate 23% WI and 18% NRI in this well.

Operations Update

Williston Basin, North Dakota - Rough Rider Program:

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The State 36-1 #3H infill well has been drilled to depth and is currently scheduled to be fracture stimulated with approximately 38 stages in July 2012.  The Company has an approximate 3.3% WI and 2.6% NRI in this well.

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The spud date for the Sedlacek Trust 33-4 #2H well has been postponed due to a cultural survey being required by the State of North Dakota prior to spud.  This will most likely move the well into the inventory of wells scheduled to be spud in 2013.  The Company has an approximate 8.5% WI and an approximate 6.6% NRI in the well.

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The State 36-1 #4H well is a planned Three Forks well and is scheduled to be drilled in Q4 2012.  This will be the second Three Forks well drilled in our participated program with Brigham/Statoil.  The Company has an approximate 3.3% WI and an approximate 2.6% NRI in this well.

•	The Hovde 33-4 #2H well is scheduled to be drilled in December 2012. The Company has an approximate 2.4% WI and an approximate 1.9% NRI in this well.

Williston Basin, North Dakota - Yellowstone and SE HR Programs:

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The CDK 15-22 #1H well has been drilled to depth and has been fracture stimulated with 35 stages.  The operator is scheduled to drill out the plugs in the well, the final step in order to turn the well over to production, in late May 2012.  The Company has an approximate 32% WI and 25% NRI in this well.

•	The Larsen 29-32 #1H well, is currently being fracture stimulated with a planned 35 stages. The Company has an approximate 28% WI and 21% NRI.

•	Three additional wells have been drilled to depth in this program and are anticipated to be completed between now and the end of July 2012.

•	The Skogen 17-20 #1H well, in which the Company has an approximate 6.6% WI and 5% NRI.

•	The Kepner 9-4 #1H well, in which the Company has an approximate 4.6% WI and 3.6% NRI.

•	The Wells 6-7 #1H well, in which the Company has an approximate 9.1% WI and 7% NRI.

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In the SE HR acreage block, Slawson Exploration Company operates one unit.  The Hatchet #1-23-14H well was drilled to total depth in April 2012 and has been fracture stimulated with 34 stages with a sliding sleeve completion method.  The well is scheduled to be flowed back and turned over to production in the coming weeks.  The Company has an approximate 1% WI and 0.8% NRI in the well.

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Looking forward, we anticipate having an initial well drilled in all of our participated Yellowstone acreage units, and therefore held by production by mid-summer 2012.  The operator will then focus on drilling the remaining SE HR initial well units through May of 2013.

Eagle Ford Shale, South Texas – Leona-River / Booth-Tortuga Programs:

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The KM Ranch #2H well in Zavala County, our second well in the Leona-River acreage block, has been drilled to a total measured depth of 12,875 feet, including a 6,100 foot lateral, and is awaiting completion.  The operator continues to monitor specific completion activity, methods and performance in the surrounding area in order to develop a more effective completion for optimum recovery in this high potential, but low reservoir energy, environment.  The operator not yet scheduled the completion of the KM Ranch #2, as we both believe that it is more important to first develop that best practices set of procedures for completions in the region that will maximize our return on investment.  We are also monitoring recent activity of other operators in other formations in the Dimmit County area that could increase the upside potential for our position there dramatically.  The Company has an approximate 30% WI and 22.5% NRI in this well.

U.S. Gulf Coast (Onshore)

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The Bayou Bend well, located in southeastern Texas, was drilled by Mueller Exploration during the third quarter of 2011.  The well was drilled to a depth of 11,265 feet and three prospective pay zones were encountered.  The well targeted a liquids rich gas formation.  The well began sales in April 2012, and had initial flow back rates of approximately 200 BOE/D, which consisted of approximately 80 Barrels of oil and 700 MCF of natural gas.  The Company has an approximate 13.5% WI and a 9.9% NRI in this well.

Asset held for Sale: Remington Village

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Remington Village is currently listed for sale and is currently being marketed by a national real estate brokerage firm.  At March 31, 2012, the complex had an occupancy rate of 88% and generated average positive cash flow from operations of $84,000 per month during the first three months of 2012.  The proceeds of this asset sale will be used to pay off the $10 million note which the asset is pledged against, and to further fund the Company’s growing oil and gas initiatives.

“We continue to bring on new production under our active drilling programs early in 2012, as well as continue to seek out additional opportunities in the oil and gas sector with the intent to incrementally add new barrels of daily production over the long term," said Keith Larsen, CEO of U.S. Energy.  “We look forward to providing further updates regarding our drilling initiatives in the coming weeks,” he added.

Financial Highlights

The following table sets forth selected financial information for the quarters ended March 31, 2012 and 2011.  This information is derived from the financial statements filed with Company’s Form 10-Q for the quarter ended March 31, 2012, and should be read in conjunction with the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2012	2011
Balance Sheet:
Cash and cash equivalents	$7,784	$12,874
Current assets	$31,181	$37,136
Current liabilities	$19,364	$20,937
Working capital	$11,817	$16,199
Total assets	$148,221	$162,439
Long-term obligations	$1,573	$13,532
Shareholders' equity	$126,540	$126,781

Shares Outstanding	27,445,978	27,409,908

	For the three months ended March 31,
	2012	2011
Income Statement:
Operating revenues	$8,335	$6,679
Loss from continuing operations	$(712)	$(3,068)
Other income & expenses	$(121)	$(1,864)
Benefit from income taxes	$388	$2,594
Discontinued operations	$64	$129
Net loss	$(381)	$(2,209)
Net loss per share
Basic and diluted	$(0.01)	$(0.08)
Shares outstanding
Basic and diluted	27,438,584	27,186,438

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's First Quarter 2012 10-Q Filing which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production rates and capital expenditures and projects, its drilling and fracing of wells with industry partners, the borrowing base under its credit facility, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, future expenses, production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance. Future transactions, including the proposed transaction relating to the Daniels County, Montana property and a possible sale of Remington Village, may not close on the terms we anticipate or at all.   The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the form 10 Q for the quarter ended March 31, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com